Filed Pursuant to Rule 433

Registration No. 333-221133

FINAL TERM SHEET

Dated February 12, 2019

3.490% Notes due 2022

3.800% Notes due 2024

4.400% Notes due 2026

4.800% Notes due 2029

5.800% Notes due 2039

5.950% Notes due 2049

6.200% Notes due 2059

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2022 Notes: $1,000,000,000 2024 Notes: $1,000,000,000 2026 Notes: $1,500,000,000 2029 Notes: $3,000,000,000 2039 Notes: $2,000,000,000 2049 Notes: $2,500,000,000 2059 Notes: $500,000,000

Maturity Date:

2022 Notes: February 14, 2022
2024 Notes: February 14, 2024
2026 Notes: February 14, 2026

2029 Notes: February 14, 2029
2039 Notes: February 14, 2039
2049 Notes: February 14, 2049
2059 Notes: February 14, 2059

Coupon:	2022 Notes: 3.490% 2024 Notes: 3.800% 2026 Notes: 4.400% 2029 Notes: 4.800% 2039 Notes: 5.800% 2049 Notes: 5.950% 2059 Notes: 6.200%

Interest Payment Dates:

2022 Notes: Semi-annually on February 14 and August 14, commencing August 14, 2019
2024 Notes: Semi-annually on February 14 and August 14, commencing August 14, 2019
2026 Notes: Semi-annually on February 14 and August 14, commencing August 14, 2019

2029 Notes: Semi-annually on February 14 and August 14, commencing August 14, 2019
2039 Notes: Semi-annually on February 14 and August 14, commencing August 14, 2019
2049 Notes: Semi-annually on February 14 and August 14, commencing August 14, 2019
2059 Notes: Semi-annually on February 14 and August 14, commencing August 14, 2019

Price to Public:

2022 Notes: 99.994% of principal amount

2024 Notes: 99.797% of principal amount
2026 Notes: 99.791% of principal amount
2029 Notes: 99.717% of principal amount
2039 Notes: 99.765% of principal amount
2049 Notes: 99.722% of principal amount
2059 Notes: 99.706% of principal amount

Benchmark Treasury:

2022 Notes: 2.500% UST due February 15, 2022.

2024 Notes: 2.500% UST due January 31, 2024.
2026 Notes: 2.625% UST due January 31, 2026.
2029 Notes: 2.625% UST due February 15, 2029.
2039 Notes: 3.375% UST due November 15, 2048.
2049 Notes: 3.375% UST due November 15, 2048.
2059 Notes: 3.375% UST due November 15, 2048.

Benchmark Treasury Yield:	2022 Notes: 2.492% 2024 Notes: 2.495% 2026 Notes: 2.585% 2029 Notes: 2.686% 2039 Notes: 3.020% 2049 Notes: 3.020% 2059 Notes: 3.020%

Spread to Benchmark Treasury:	2022 Notes: +100 bps 2024 Notes: +135 bps 2026 Notes: +185 bps 2029 Notes: +215 bps 2039 Notes: +280 bps 2049 Notes: +295 bps 2059 Notes: +320 bps

Yield to Maturity:	2022 Notes: 3.492% 2024 Notes: 3.845% 2026 Notes: 4.435% 2029 Notes: 4.836% 2039 Notes: 5.820% 2049 Notes: 5.970% 2059 Notes: 6.220%

Optional Redemption:

2022 Notes: Make-whole call at T+15 bps at any time.

2024 Notes: Make-whole call at T+25 bps prior to January 14, 2024; par call on or after January 14, 2024.

2026 Notes: Make-whole call at T+30 bps prior to December 14, 2025; par call on or after December 14, 2025.
2029 Notes: Make-whole call at T+35 bps prior to November 14, 2028; par call on or after November 14, 2028.
2039 Notes: Make-whole call at T+45 bps prior to August 14, 2038; par call on or after August 14, 2038.
2049 Notes: Make-whole call at T+45 bps prior to August 14, 2048; par call on or after August 14, 2048.
2059 Notes: Make-whole call at T+50 bps prior to August 14, 2058; par call on or after August 14, 2058.

Trade Date:	February 12, 2019

Settlement Date (T+2):	February 14, 2019

CUSIP / ISIN:

2022 Notes:CUSIP: 02209S BA0
ISIN: US02209SBA06

2024 Notes:CUSIP: 02209S BB8
ISIN: US02209SBB88
2026 Notes:CUSIP: 02209S BC6
ISIN: US02209SBC61
2029 Notes:CUSIP: 02209S BD4
ISIN: US02209SBD45
2039 Notes:CUSIP: 02209S BE2
ISIN: US02209SBE28
2049 Notes:CUSIP: 02209S BF9
ISIN: US02209SBF92
2059 Notes:CUSIP: 02209S BG7
ISIN: US02209SBG75

Listing:	None.

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.
Citigroup Global Markets Inc.

Mizuho Securities USA LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Scotia Capital (USA) Inc.

Senior Co-Managers:	Morgan Stanley & Co. LLC Santander Investment Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Manager:	Telsey Advisory Group LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. collect at 1-888-603-5847, Citigroup Global Markets Inc. collect at 1-800-831-9146, or Mizuho Securities USA LLC collect at 1-866-271-7403.